Exhibit 99.1

TELA Bio Reports Fourth Quarter and Full Year 2021 Financial Results

MALVERN, PA, March 21, 2022 -- TELA Bio, Inc. ("TELA") (Nasdaq: TELA), a commercial-stage medical technology company focused on providing innovative soft-tissue reconstruction solutions that optimize clinical outcomes by prioritizing the preservation and restoration of the patient’s own anatomy, today reported financial results for the fourth quarter and full year ended December 31, 2021.

Recent Highlights

•	Reported revenue of $8.4 million for the fourth quarter and $29.5 million for the full year 2021, representing growth of 48% and 62%, respectively, over the corresponding periods of 2020
•	Announced publication of 12-month results from the BRAVO Study with continued positive outcomes through 24 months
•	Entered into an exclusive distribution agreement with Next Science to market its proprietary SiteGuard™ No Rinse Antimicrobial Solution across the US plastic reconstructive market

“2021 was an outstanding year for TELA Bio, and despite the December 2021 emergence of the Omicron variant, we finished the year with a very strong fourth quarter,” said Antony Koblish, co-founder, President and Chief Executive Officer of TELA Bio. “Throughout 2021 our Company made significant progress across the board – increasing market share, growing our customer base, producing further strong clinical data, and strengthening our leadership team. As we enter 2022, we believe we are well positioned for significant growth as our novel preservation and restoration products are gaining significant mindshare with patients, surgeons, and payors.”

Fourth Quarter 2021 Financial Results

Revenue was $8.4 million in the fourth quarter of 2021, an increase of 48% compared to the prior year. The increase was due to the expansion of the commercial organization and a faster productivity ramp from the Company’s most recent sales hires stemming from its “Playbook90” training and performance measurement program.

Gross profit was $5.7 million in the fourth quarter of 2021, or 68% of revenue, compared to $3.7 million, or 65% of revenue, in the same period in 2020. The increase in gross margin was due primarily to a decrease in the reserve for excess and obsolete inventory as a percentage of revenue as compared to the prior year.

Operating expenses were $13.3 million in the fourth quarter of 2021, compared to $10.4 million in the same period in 2020. The increase was due to the expansion of our commercialization activities, increased compensation and higher research and development investment.

Loss from operations was $7.7 million in the fourth quarter of 2021, compared to a loss from operations of $6.7 million in the same period in 2020.

Net loss was $8.6 million in the fourth quarter of 2021, compared to a net loss of $7.8 million in the same period in 2020.

Full Year 2021 Financial Results

Revenue was $29.5 million for the full year 2021, an increase of 62% compared to the full year 2020. This increase was due primarily to the commercial organization's expansion and to increased penetration within existing customer accounts.

Gross profit was $18.8 million for the full year 2021, or 64% of revenue, compared to $11.2 million, or 62% of revenue, for the full year 2020. The gross margin increase was due primarily to a decrease in the reserve for excess and obsolete inventory as a percentage of revenue as compared to the prior year.

Operating expenses were $48.3 million for the full year 2021, compared to $36.5 million in the prior year. The increase was due to the expansion of our commercialization activities, higher professional, consulting and legal expenses and increased research and development investment. The prior year also included cost containment actions taken in response to the COVID-19 pandemic which were not repeated in 2021.

Loss from operations was $29.5 million for the full year 2021, compared to a loss from operations of $25.3 million for the full year 2020.

Net loss was $33.3 million for the full year 2021, compared to a net loss of $28.8 million for the full year 2020.

Cash and cash equivalents on December 31, 2021 totaled $43.9 million.

2022 Financial Guidance

We continue to monitor and evaluate the impact the COVID-19 pandemic has had and will continue to have on our results of operations. Despite these challenges, full year 2022 revenue is projected to range from $40 million to $45 million, reflecting growth of 36% to 53% over full year 2021. A higher than expected impact from the COVID-19 pandemic in 2022 could materially affect this projection.

Conference Call

TELA Bio will host a conference call at 4:30 p.m. Eastern Time on Monday, March 21, 2022 to discuss its fourth quarter and full year 2021 financial results. The call may be accessed through an operator by dialing 855-548-1219 for domestic callers and 409-217-8881 for international callers, using conference ID number 5058747. A live and archived webcast of the event can be accessed via the Events & Presentations page of the investor section of TELA's website.

About TELA Bio, Inc.

TELA Bio, Inc. (NASDAQ: TELA) is a commercial-stage medical technology company focused on providing innovative technologies that optimize clinical outcomes by prioritizing the preservation and restoration of the patient’s own anatomy. The Company is committed to providing surgeons with advanced, economically effective soft-tissue reconstruction solutions that leverage the patient’s natural healing response while minimizing long-term exposure to permanent synthetic materials. For more information, visit www.telabio.com.

Caution Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Words such as "may," "might," "will," "should," "believe," "expect," "anticipate," "estimate," "continue," "predict," "forecast," "project," "plan," "intend" or similar expressions, or statements regarding intent, belief, or current expectations are forward-looking statements and reflect the current beliefs of TELA's management. Such forward-looking statements include statements relating to our expected revenue and revenue growth for the full year 2022. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and other factors that could cause actual results and events to differ materially and adversely from those indicated by such forward-looking statements including, among others: the impact to our business of the ongoing COVID-19 pandemic and the development of new variants of COVID-19, including but not limited to any impact on our ability to market our products, demand for our products due to deferral of procedures using our products, the labor and staffing environment in the healthcare industry, or disruption in our supply chain, our ability to achieve or sustain profitability, our ability to gain market acceptance for our products and to accurately forecast and meet customer demand, our ability to compete successfully, our ability to enhance our product offerings, development and manufacturing problems, capacity constraints or delays in production of our products, maintenance of coverage and adequate reimbursement for procedures using our products, product defects or failures. These risks and uncertainties are described more fully in the "Risk Factors" section and elsewhere in our filings with the Securities and Exchange Commission and available at www.sec.gov, including in our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. Any forward-looking statements that we make in this announcement speak only as of the date of this press release, and TELA assumes no obligation to update forward-looking statements whether as a result of new information, future events or otherwise after the date of this press release, except as required under applicable law.

Investor Contact
Greg Chodaczek
332-895-3230
ir@telabio.com

TELA Bio, Inc.

Consolidated Balance Sheets

(In thousands, except share and per share amounts)

(Unaudited)

	December 31,
	2021	2020
Assets
Current assets:
Cash and cash equivalents	$43,931	$74,394
Accounts receivable, net	4,234	2,683
Inventory	7,658	3,907
Prepaid expenses and other assets	3,232	2,241
Total current assets	59,055	83,225
Property and equipment, net	1,186	626
Intangible assets, net	2,303	2,607
Total assets	$62,544	$86,458

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$2,414	$652
Accrued expenses and other current liabilities	8,161	5,953
Total current liabilities	10,575	6,605
Long-term debt with related party	31,491	30,827
Other long-term liabilities	380	—
Total liabilities	42,446	37,432

Stockholders’ equity:
Preferred stock; $0.001 par value: 10,000,000 shares authorized; no shares issued and outstanding	—	—
Common stock; $0.001 par value: 200,000,000 shares authorized; 14,529,606 and 14,437,289 shares issued and 14,529,577 and 14,437,107 shares outstanding at December 31, 2021 and December 31, 2020, respectively	15	14
Additional paid-in capital	250,064	245,736
Accumulated other comprehensive loss	(52)	(71)
Accumulated deficit	(229,929)	(196,653)
Total stockholders’ equity	20,098	49,026
Total liabilities and stockholders’ equity	$62,544	$86,458

TELA Bio, Inc.

Consolidated Statements of Operations

(In thousands, except share and per share amounts)

(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2021	2020	2021	2020
Revenue	$8,374	$5,667	$29,463	$18,213
Cost of revenue (excluding amortization of intangible assets)	2,639	1,929	10,346	6,675
Amortization of intangible assets	76	76	304	304
Gross profit	5,659	3,662	18,813	11,234
Operating expenses:
Sales and marketing	8,313	6,377	29,062	22,111
General and administrative	3,275	2,869	12,459	10,143
Research and development	1,725	1,163	6,743	4,255
Total operating expenses	13,313	10,409	48,264	36,509
Loss from operations	(7,654)	(6,747)	(29,451)	(25,275)
Other (expense) income:
Interest expense	(922)	(903)	(3,597)	(3,564)
Other (expense) income	(43)	(140)	(228)	45
Total other expense	(965)	(1,043)	(3,825)	(3,519)
Net loss	$(8,619)	$(7,790)	$(33,276)	$(28,794)
Net loss per common share, basic and diluted	$(0.59)	$(0.54)	$(2.30)	$(2.23)
Weighted average common shares outstanding, basic and diluted	14,508,937	14,432,974	14,473,213	12,934,421